Exhibit 13(a)(4)
Change in Independent Registered Public Accounting Firm
Effective March 13, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm for the UVA Unconstrained Medium-Term Fixed Income ETF (the “Fund”).  The Audit Committee of the Board of Trustees approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group.
The report of BBD on the financial statements of the Fund as of and for the fiscal years ended June 30, 2021 and June 30, 2022 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended June 30, 2021, June 30, 2022, and the subsequent interim period through March 13, 2023: (i) there were no disagreements between the Registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused them to make reference to the subject matter of the disagreements in its reports on the  financial statements of the Fund for such years or periods; and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
The Registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of the letter from BBD is attached hereto as Exhibit 13(a)(4).
On March 16, 2023, the Audit Committee recommended and approved the appointment of Cohen as the Fund’s independent registered public accounting firm for the fiscal year ending June 30, 2023.

September 7, 2023

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: UVA Unconstrained Medium-Term Fixed Income ETF Commission File Number 811-22398
Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of  UVA Unconstrained Medium-Term Fixed Income ETF a series of Spinnaker ETF Series, dated September 7, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

s/BBD, LLP